PROSPECTUS

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CHINA ELITE INFORMATION CO., LTD.

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1,250,000 common shares

This prospectus relates to the disposition by the selling shareholders listed on page 19 or their transferees, of up to 1,250,000 common shares already issued and outstanding. We will receive no proceeds from the disposition by the selling security holders of the common shares covered by this prospectus.

For a description of the plan of distribution of the shares, please see page 20 of this prospectus.

Our common shares are presently not trading on any public market or securities exchange. Our common shares are not traded on any national stock exchange. As of November 30, 2006, we had 11,200,000 common shares issued and outstanding. Our common stock is not traded on any exchange or in the over-the-counter market. Until our common stock becomes eligible for trading on the OTC Bulletin Board or listed for trading on an exchange, the selling security holders will be offering our common shares at a price to range between $0.025 and $0.03315 per common share.

We do not believe that we are a blank check company as that term is defined in Rule 419 of Regulation C under the Rule of the Securities Act of 1933.

The securities offered hereby involve a high degree of risk. Please read the “Risk factors” beginning on page 6.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at c/o DeHeng Chen Chan, LLC, 225 Broadway, Suite 1910, New York, New York 10007. Our telephone number is (212) 608-6500

The date of the prospectus is January 16, 2007.

You should rely only on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling security holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus, “Relocate411.com” and “Relocate,” refer to Relocate411.com, Inc., a Delaware company and “China Elite”, “the Company”, “we”, “us” and “our” refer to China Elite Information Co., Ltd., a British Virgin Islands corporation, unless the context otherwise requires.

ABOUT OUR COMPANY

Our History

China Elite Information Co., Ltd., formerly known as Relocate 411.Com, Inc., was organized under the laws of the State of Delaware on December 19, 1997 under the name of Stateside Fundings, Inc.

On July 21, 2004, our Board of Directors approved the change of the jurisdiction under which the Company is incorporated from the State of Delaware to the British Virgin Islands (“BVI”) and to reincorporate as a British Virgin Islands International Business Company, pursuant to Section 390 of the Delaware General Corporations Law and the applicable laws of the BVI. In connection with this reincorporation, we changed our name from “Relocate 411.com, Inc.” to “China Elite Information Co., Ltd.” As a result of the reincorporation, we adopted new corporate governance documents consisting of a Memorandum of Association, Articles of Incorporation and Articles of Continuation.

During the past year, our operations have been devoted primarily to developing a business plan, developing and designing our website, preparing to bring the website online and raising capital for future operations and administrative functions. Our plan of operation for the next twelve months is to identify and acquire a favorable business opportunity. We do not plan to limit our options to any particular industry, but will evaluate each opportunity on its merits.

We have not yet entered into any agreement, nor does we have any commitment to enter into or become engaged in any transaction as of the date of this filing.

On January 26, 2000, the stockholders of Relocate411.com, Inc., a New York Corporation, completed a merger and stock exchange with Stateside Fundings, Inc., a Delaware Corporation. Pursuant to same, Stateside Fundings filed Articles of Amendment changing our name to Relocate 411.com, Inc. None of the promoters of the blank check company, Stateside Fundings, Inc., were related in any way to the officers, directors, affiliates or associates of our present company.

We have not been involved in any bankruptcy, receivership or similar proceeding. We have not been involved in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

On May 21, 2004, Jandah Management Limited (“Jandah”), Glory Way Holdings, Limited (“GWH”) and Good Business Technology Limited (“GBT”), each a corporation organized under the laws of the British Virgin Islands, enter into privately negotiated transactions with the stockholders of Relocate411.com, Inc. (the “Company”) to purchase an aggregate of 10,976,000 shares of common stock of the Company, representing 98% of the issued and outstanding shares, for an aggregate purchase price of $350,000.

Jandah acquired 9,276,000 shares of common stock from the three largest shareholders of the Company, Darrel Lerner, Byron Lerner and James Tubbs, for an aggregate purchase price of $307,500. Darrell Lerner retained 224,000 shares of common stock. As a condition to closing, the Company and Mr. Darrell Lerner entered into a six-month consulting agreement pursuant to which Mr. Darrell Lerner assisted the Company with various transition issues and provided other business consulting services. Under this consulting agreement, Mr. Darrell Lerner was paid an aggregate consulting fee of $150,000, payable in equal monthly installments.

GWH acquired 396,000 shares of common stock for an aggregate purchase price of $9,900 from each the following selling security holders in separate agreements listed in the amendment number 8 to the Company’s registration statement on Form SB-2/A (SEC File Number 333-100803) (the “SB-2”): Anslow & Jaclin, LLP, Frank Massaro, Michael and Thelma Hartman, Nicholas A. Waslyn, Eric Tjaden, Margaret Indelicato, Juan C. Morales, Sheldon Shalom, Patricia Faro and Philip Mazzella.

GWH also acquired an aggregate of 450,000 shares of common stock for an aggregate purchase price of $11,250 from each of Barry Manko (250,000 shares) and Grushko & Mittman (200,000 shares).

GBT acquired an aggregate of 854,000 shares of common stock for an aggregate purchase price of $21,350 from each the following selling security holders in separate agreements listed in the SB-2: Richard Zapolski, William Grimm, Richard Volpe, Mark J. Parendo, Mitch Hershkowitz, Kristine Gentile, Robert M. J.Hartman, Danielle L. Hartman, Martin Miller, Dolores E. Miller, Dolores E. Miller a/c/f Dillon Engel, Drew Goldberg, Carol Sitte, Karen Pasteressa a/c/f, Samantha Pasteressa, Desert Green, Inc., Robert Giambrone, Anthony Giambrone, Melvin D. Bernstein, Linda Bernstein, Beth Sussman, Jeffrey Wenzel, Tracey Wenzel, Harold Sussman, Amy Sussman and Meg L. Sussman. In connection with, and as a condition to the closing of these stock purchase transactions, Darrell Lerner resigned as the sole officer of the Company effective as of May 21, 2004. Pursuant to the Company’s Bylaws and applicable SEC regulations, Mr. Lerner appointed Li Kin Shing, the sole shareholder of Jandah, as the President of the Company and, effective as of June 4, 2004, as member of the board.

Our Business

During the past year, our management has endeavored to identify and pursue profitable business opportunities through mergers and acquisitions, so as to diversify the business risks and maximize the returns to shareholders. Although we do not plan to limit our options to any particular industry, we will initially target the telecom industry in the People’s Republic of China (“PRC”), including the Hong Kong market. Currently, we are exploring a possible transaction with various telecom operators in the PRC. These telecom providers are principally engaged in selling and distribution of telecom services and provision of value-added services, including (but not limited to) operating call centers, providing telemarketing services, customer relationship management services, mobile applications and calling cards.

Our management believes that, through the prospective mergers and acquisitions in the PRC, we could accelerate our developing pace and benefit from the vast opportunities brought by the continual growth in the PRC economy and the PRC’s accession to the World Trade Organization.

Our plan of operation for the next twelve months is to identify and acquire a favorable business opportunity. We do not plan to limit our options to any particular industry, but will evaluate each opportunity on its merits.

We have not yet entered into any agreement, nor do we have any commitment to enter into or become engaged in any transaction as of the date of this filing.

We have no current plans to (i) purchase or sell any plant or equipment, (ii) change the number of employees, or (iii) incur any significant research and development expenses. Our plans may change if we are able to identify and acquire a suitable business acquisiton.

We believe that we are not a blank check company as that term is defined in Rule 419 of Regulation C under the Rules of the Securities Act of 1933. Except as part of our strategy to expand and grow our business as described above, we do not have any intention of merging with another company or allowing ourselves to be acquired by another company, or to act as a blank check company as defined in Regulation C.

Where You Can Find Us

At present we have no real property and maintain an office at c/o DeHeng Chen Chan, LLC, 225 Broadway, Suite 1910, New York, New York 10007. Our telephone number is (212) 608-6500.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations and balance sheet data for the years ended November 30, 2005 and 2004 are derived from our audited financial statements included elsewhere in this Prospectus.

Statement of Operations Data

	Nine Month Period Ended August 31, 2006	Year Ended November 30, 2005	Year Ended November 30, 2004	Inception (December 19, 1997 to August 31, 2006)
Revenue	$0	$0	$0	$0
Net Losses	$(28,632)	$(53,088)	$(229,598)	$(577,243)
Total Operating Expenses	$28,632	$53,088	$234,650	$656,375
Research and Development	$0	$0	$0	$0
General Administrative	$28,632	$53,088	$234,650	$656,375

Balance Sheet Data

	As of August 31, 2006	As of November 30, 2005	As of November 30, 2004
Cash	$0	$0	$0
Total Current Assets	$88	$0	$0
Total Assets	$88	$0	$0
Total Liabilities	$310,866	$282,146	$229,058
Stockholders Equity (deficit)	$(310,778)	$(282,146)	$(229,058)

Key Facts of the Offering

Common Shares being registered	1,250,000
Total common shares outstanding as of the date of this registration statement	11,200,000
Total proceeds raised by us from the disposition of the common stock by the selling security holders or their transferees	We will not any receive any proceeds from the disposition of already outstanding common shares by the selling security holders or their transferees.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form SB-2 contains forward-looking statements. For this purpose, any statements contained in this Form SB-2 that are not statements of historical fact may be deemed to be forward-looking statements. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “continue” or the negative of these similar terms. In evaluating these forward-looking statements, you should consider various factors, including those listed below under the heading “Risk Factors”. The Company’s actual results may differ significantly from the results projected in the forward-looking statements. The Company assumes no obligation to update forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

RISK FACTORS

You should carefully consider the following risk factors and other information in this prospectus before deciding to become a shareholder of our common stock. Your investment in our common stock is highly speculative and involves a high degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Please note that throughout this prospectus, the words “we”, “our” or “us” refer to Relocate411.com, Inc. and not to the selling security holders.

1.

We will require additional funds to achieve our current business strategy and our inability to obtain additional financing could slow down or cease the hiring of additional employees and management to assist in daily operations.

We will not be receiving any proceeds from this offering and, in addition to relying on loans from one of our shareholders, we will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy of identifying and pursuing profitable business opportunities through mergers and acquisitions, so as to diversify the business risks and maximize the returns to stockholders, initially in the telecom industry in the People’s Republic of China (PRC), including the Hong Kong market. This financing may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing can possibly hinder and prevent our ability to pursue this acquisition strategy, which can all culminate in preventing growth, and as a result, could require us to possibly cease our operations.

If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate possible acquisition and expansion plans. In addition, failure to raise additional capital could affect our ability to hire new employees and management which is necessary for us to grow our business.

2.	Our independent auditors have issued a report in which they expressed substantial doubt about our ability to continue as a going concern.

The report of our independent auditors on our financial statements for the year ended November 30, 2005 contains an explanatory paragraph which indicates that we have no revenues to date and significant recurring losses from operations. The deficit accumulated in the developmental stage of operation as of November 30, 2005 was $548,611 (and this deficit increased to $577,243 as of August 31, 2006). This report states that, because of these losses, there may be a substantial doubt about our ability to continue as a going concern. This report and the existence of these recurring losses from operations may make it more difficult for us to raise additional debt or equity financing needed to run our business and is not viewed favorably by analysts or investors. We urge potential investors to review this report before making a decision to invest in us.

3.

We have a limited operating history that you can use to evaluate us and the likelihood of our success must be considered in light of the fact that we are a development stage company with limited assets and financial resources.

We have not generated any revenues to date. We have no significant assets or financial resources. We have been engaged solely in start-up activities and have not commenced material operations in our core business of pursuing business opportunities in the PRC, including Hong Kong. The likelihood of the our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. To address these risks, we must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons, and research and develop new business opportunities.

There can be no assurance we will be successful in addressing these risks or any other risks. We have not been in business long enough to make a reasonable judgment as to our future performance. There can be no assurance that we will be able to successfully implement our business plan, generate sufficient revenue to meet our expenses, operate profitably or be commercially successful. Since we have a limited operating history of any kind, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future. We expect to have quarter to quarter fluctuations in revenues, expenses, losses and cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond our control, including:

•	Successfully identifying business opportunities;
•	market acceptance of the products and services offered by the businesses we acquire; and
•	the ability of the businesses we acquire to offer new product and service introductions.

These conditions raise substantial doubt about our ability to continue as a going concern. As we have such a limited history of operation, you will be unable to assess our future operating performance or our future financial results or condition by comparing these criteria against our past or present equivalents.

4.	Future sales of our common shares by Mr. Li could cause the price of our common shares to drop which could affect our ability to acquire business opportunities.

There are approximately 11,200,000 common shares outstanding, of which approximately 9,276,000 (or 82.8%) are owned beneficially by Mr. Li. On May 21, 2005, Mr. Li became able to sell these common shares in the public markets from time to time, subject to certain limitations on the timing, amount and method of such sales imposed by the SEC under Rule 144. If Mr. Li were to sell a large number of common shares, the market price of our common shares could decline significantly. Moreover, the perception in the public markets that such sales by Mr. Li might occur could also drive down the price of our common shares. If our stock price drops due to sales by Mr. Li, it could affect our ability to pursue business opportunities. A lower stock price may cause us to issue more shares than should be required as payment for certain products and will cause our current shareholders to suffer significant dilution to their shares.

5.

We do not expect to pay dividends, and investors should not buy our common shares expecting to receive dividends and, therefore, our investors can only profit from their investment if the price of our common shares increases.

We have not paid any dividends on our common shares in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common shares if the price appreciates. You should not purchase our common shares expecting to receive cash dividends.

6.	We currently have no public market for our common shares and there is no assurance a public market will develop or that our common shares will ever trade on a recognized exchange.

There is no established public trading market for our securities. We currently intend to seek one or more market makers to become eligible for quotation on the OTC Bulletin Board. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment.

7.	We may issue common shares and preferred shares to complete a business combination, which would reduce the equity interest of our shareholders and likely cause a change in control of our ownership.

Our memorandum of association authorizes the issuance of up to 50,000,000 common shares, par value $0.01 per share, and 10,000,000 preferred shares, par value $0.01 per share. Although we have no commitments as of the date of this offering to issue our securities, we will, in all likelihood, issue a substantial number of additional common shares or preferred shares, or a combination of common shares or preferred shares, to complete one or more acquisitions of business opportunities in the PRC, including Hong Kong. The issuance of additional common shares or any number of preferred shares may:

•	significantly reduce the equity interest of our shareholders;

•

adversely affect the voting power or other rights of the holders of our common shares if we issue preferred shares with dividend, liquidation, conversion voting or other rights superior to the common shares; and

•	adversely affect prevailing market prices for our common shares.

Similarly, if we issue debt securities to finance the acquisition of business opportunities in the PRC, including Hong Kong, it could result in:

•	default and foreclosure on our assets if our operating revenues after an acquisition were insufficient to pay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

8.

If our common shares become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

Transactions in our common shares are subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors:

•	must make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•

provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•

obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

So long as our common shares have a market price of less than $5.00 per share and we have net tangible assets of less than $5,000,000 (or $2,000,000 after we have had operations for at least three continuous years), our common shares will be subject to the “penny stock” rules, and broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it even more difficult to sell our securities.

9.

We may be unable to obtain additional financing, if required, to complete acquisitions of business opportunities in the PRC or to fund the operations and growth of the target business, which could compel us to restructure transactions or abandon a particular telecom opportunity.

In as much as we have not yet identified any prospective target businesses in the PRC, we cannot ascertain the capital requirements for any particular transaction. If we are unable to raise sufficient capital by the sale of debt and/or equity securities or obtain necessary bank financing, either because of the cost of the business opportunity or the depletion of the available cash in search of a target business, we will be required to seek additional financing.

We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or shareholders is required to provide any financing to us in connection with or after a business combination.

Risks Relating to the People’s Republic of China

Substantially all of the business opportunities that we plan to pursue are located in the PRC, including Hong Kong. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in the PRC.

10.	China’s economic, political and social conditions, as well as government policies, could affect our ability to pursue telecom opportunities in the PRC, including Hong Kong

Substantially all of the business opportunities that we plan to pursue are located in the PRC. The economy of the PRC differs from the economies of most developed countries in many respects, including:

•	government involvement;
•	level of development;
•	growth rate;
•	control of foreign exchange; and
•	allocation of resources.

While the PRC’s economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the PRC, but may also have a negative effect on Chinese businesses. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to companies located in the PRC or in Hong Kong.

The economy of the PRC has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. We cannot predict the purpose and effect of future economic policies of the Chinese government or the impact of such economic policies on business and opportunities in the PRC (including Hong Kong).

11.	Fluctuation of the Renminbi could materially affect our financial condition and results of operations.

The Chinese business opportunities that we may acquire receive substantially all of their revenues, and their financial statements are presented, in Renminbi (which is the domestic currency of the PRC). The value of the Renminbi fluctuates and is subject to changes in the PRC’s political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including Hong Kong dollars and U.S. dollars, has been based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. Fluctuations in exchange rates may adversely affect the value, translated or converted into U.S. dollars or Hong Kong dollars, of our net assets and earnings in foreign currency terms. Our financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi, in which our obligations or the obligations of the PRC companies we acquire are denominated. In particular, a devaluation of the Renminbi is likely to increase the portion of the cash flow required to satisfy foreign currency-denominated obligations. We cannot assure you that any future movements in the exchange rate of Renminbi against the U.S. dollar or other foreign currencies will not adversely affect our results of operations and financial condition.

12.

Because the Chinese judiciary, which is relatively inexperienced in enforcing corporate and commercial law, will determine the scope and enforcement under Chinese law of almost all of our target business’ material agreements, we may be unable to enforce our rights inside and outside of the PRC.

Chinese law will govern almost all of our material agreements with the telecom companies we target for acquisition, some of which may be with Chinese governmental agencies. We cannot assure you that the target business will be able to enforce any of its material agreements or that remedies will be available outside of the PRC. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Our inability to enforce or obtain a remedy under any of our future agreements may have a material adverse impact on our operations and on our ability to grow our business by acquiring business opportunities in the PRC or expanding the businesses of those companies we do acquire.

13.

Because any target business with which we engage in a business combination will be required to provide our shareholders with financial statements prepared in accordance with and reconciled to United States generally accepted accounting principles, the number of prospective target businesses in the PRC may be limited and, therefore, our prospects for future performance may be limited.

In accordance with requirements of United States Federal securities laws, in order to seek stockholder approval of a business combination, a proposed target business will be required to have certain financial statements which are prepared in accordance with, or which can be reconciled to, U.S. generally accepted accounting principles and audited in accordance with U.S. generally accepted auditing standards. To the extent that a proposed target business does not have financial statements which have been prepared with, or which can be reconciled to, U.S. GAAP, and audited in accordance with U.S. GAAS, we will not be able to acquire that proposed target business. These financial statements may limit the pool of potential target businesses which we may acquire.

14.	Exchange controls that exist in the PRC may limit our ability to use our cash flow effectively following any acquisition of business opportunities in the PRC.

Following an acquisition of one or more business opportunities in the PRC, we will be subject to the PRC’s rules and regulations on currency conversion. In the PRC, the State Administration for Foreign Exchange (SAFE) regulates the conversion of the Renminbi into foreign currencies. Currently, foreign investment enterprises (FIEs) are required to apply to the SAFE for “Foreign Exchange Registration Certificates for FIEs.” Following a business combination, we may be deemed to be an FIE as a result of our ownership structure. With such registration certificates, which need to be renewed annually, FIEs are allowed to open foreign currency accounts including a “basic account” and “capital account.” Currency translation within the scope of the “basic account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. However, conversion of currency in the “capital account,” including capital items such as direct investment, loans and securities, still require approval of the SAFE. We cannot assure you that the PRC regulatory authorities will not impose further restrictions on the convertibility of the Renminbi. Any future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our shareholders or to fund operations we may have outside of the PRC.

15.	If certain tax exemptions within the PRC regarding withholding taxes are removed, we may be required to deduct corporate withholding taxes from any dividends we may pay in the future.

Under the PRC’s current tax laws, regulations and rulings, companies are exempt from paying withholding taxes with respect to dividends paid to stockholders outside of the PRC. However, if the foregoing exemption is removed in the future following an acquisition of one or more business opportunities in the PRC, we may be required to deduct certain amounts from dividends we pay to our stockholders to pay corporate withholding taxes. The current rate imposed on corporate withholding taxes is 20%, or 10% for individuals and entities of those countries that entered into the Protocol of Avoidance of Double Taxation with the PRC.

USE OF PROCEEDS

The selling security holders are selling common shares covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

LACK OF MARKET FOR OUR COMMON SHARES

There is no established public trading market for our securities. We intend to seek a market maker to apply for a listing on the OTC Bulletin Board in the United States. Our common shares are not and have not been listed or quoted on any exchange or quotation system.

DETERMINATION OF OFFERING PRICE

Our common shares are not traded on any national stock exchange and, in accordance with Rule 457, the offering price was determined by the price selling security holders paid for their common shares in the privately negotiated transactions with our shareholders in May 2004 as described on pages 3 - 4 of this prospectus. The offering price is not an indication of and is not based upon our actual value. The offering price bears no relationship to our book value, assets or earnings or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

DIVIDENDS

To date, we have not declared or paid any dividends on our common shares. We currently do not anticipate paying any cash dividends in the foreseeable future on our common shares, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the development and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.

The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements.

Overview

During the past year, our management has endeavored to identify and pursue profitable business opportunities through mergers and acquisitions, so as to diversify the business risks and maximize the returns to shareholders. Although we do not plan to limit our options to any particular industry, we will initially target the telecom industry in the People’s Republic of China (“PRC”), including the Hong Kong market. Currently, we are exploring a possible transaction with various telecom operators in the PRC. These telecom providers are principally engaged in selling and distribution of telecom services and provision of value-added services, including (but not limited to) operating call centers, providing telemarketing services, customer relationship management services, mobile applications and calling cards.

We have not spent any money for research and development. Development stage expenses during the twelve months ended November 30, 2005 were $53,088 and $28,632 for the nine month period ended August 31, 2006. The expenses incurred were primarily due to various consulting, managerial and professional services in connection with maintaining our periodic SEC reporting requirements, other administrative corporate activities such as business formation and the change in control described below.

On-going increases to development stage expenses are anticipated. As of November 30, 2006 we had no cash available to us.

Summary of Significant Accounting Policies

The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States of America. Outlined below are those policies considered particularly significant:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

Plan of Operation

The statements contained in this prospectus that are not purely historical are forward-looking statements. These include statements about the Company’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “the Company believes,” “management believes” and similar words or phrases. The forward-looking statements are based on the Company’s current expectations and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. Readers are also urged to carefully review and consider the various disclosures made by the Company that are to advise interested parties of the factors which affect the Company’s business, in this report, as well as the Company’s periodic reports on Forms 10-KSB, 10-QSB and 8-K filed with the Securities and Exchange Commission.

These risks and uncertainties, many of which are beyond our control, include (i) the sufficiency of existing capital resources and the Company’s ability to raise additional capital to fund cash requirements for future operations; (ii) uncertainties involved in the acquisition of an operating business; (iii) the Company’s ability to achieve sufficient revenues through an operating business to fund and maintain operations; (iv) volatility of the stock market; and (v) general economic conditions. Although we believe the expectations reflected in these forward-looking statements are reasonable, such expectations may prove to be incorrect. Investors should be aware that they could lose all or substantially all of their investment.

Our plan of operation for the next twelve months is to identify and acquire a favorable business opportunity. We do not plan to limit our options to any particular industry, but will evaluate each opportunity on its merits.

We have not yet entered into any agreement, nor do we have any commitment to enter into or become engaged in any transaction as of the date of this prospectus.

Our management endeavors to identify and pursue profitable business opportunities through mergers and acquisitions, so as to diversify the business risks and maximize the returns to stockholders. Although we do not plan to limit our options to any particular industry, we will initially target the telecom industry in the PRC, including the Hong Kong market. Currently, we are exploring a possible transaction with various telecom operators in the PRC. These telecom providers are principally engaged in selling and distribution of telecom services and provision of value-added services, including (but not limited to) operating call centers, providing telemarketing services, customer relationship management services, mobile applications, and calling cards.

Our management believes that, through the prospective mergers and acquisitions in the PRC, we could accelerate our developing pace and benefit from the vast opportunities brought by the continual growth in the PRC economy and the PRC’s accession to the World Trade Organization.

We have no current plans to (i) purchase or sell any plant or equipment, (ii) change the number of employees, or (iii) incur any significant research and development expenses. Our plans may change if it is able to identify and acquire a suitable business acquisiton.

Capital Resources and Liquidity.

We do not currently have any cash in our bank account or have any other assets, however our management believes, based on an oral commitment from our President and majority shareholder to fund our operating activities at our current level of expenditures, we have sufficient resources to meet the anticipated needs of our operations, such as maintaining our required continuous disclosure and reporting requirements with the Securities and Exchange Commission, for the next twelve months, though there can be no assurances to that effect. We have not generated any revenues for since inception and our need for capital may change dramatically if we acquires a suitable business opportunity during the next twelve months. Therefore, we plan to rely on shareholder loans and the raising of debt or equity capital to continue our operations. There is no assurance we will be successful in raising the needed capital.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Results of Operations - Twelve months ended November 30, 2005 and November 30, 2004

We have not generated any revenues since inception. Expenses for the twelve months ended November 30, 2005 were $53,088 primarily consisting of accounting and legal fees which were related to our periodic SEC regulatory filings. Expenses for the twelve months ended November 30, 2004 were $234,650 primarily consisting of consulting, accounting and legal fees related to our SEC regulatory filings, payments to Mr. Darryl Lerner under his consulting agreement and other expenses related to the acquisition of 98% of our outstanding common stock by Jandah, GWH and GBT.

Results of Operations - Nine months ended August 31, 2006 and August 31, 2005

We have not generated any revenues since inception. Expenses for the nine months ended August 31, 2006 were $28,632 primarily consisting of consulting, accounting and legal fees related to our SEC regulatory filings. Expenses for the nine months ended August 31, 2005 were $41,713 primarily consisting of consulting, accounting and legal fees related to our SEC regulatory filings.

Results of Operations – Three months ended August 31, 2006 and August 31, 2005

We have not generated any revenues since inception. Expenses for the three months ended August 31, 2006 were $6,942 primarily consisting of consulting, accounting and legal fees related to our SEC regulatory filings. Expenses for the three months ended August 31, 2005 were $7,980 primarily consisting of consulting, accounting and legal fees related to our SEC regulatory filings.

DESCRIPTION OF BUSINESS

A Summary Of What We Do

Our plan of operation for the next twelve months is to identify and acquire a favorable business opportunity. We do not plan to limit our options to any particular industry, but will evaluate each opportunity on its merits.

At present we have no real property and we maintain an office at the offices at c/o DeHeng Chen Chan, LLC, 225 Broadway, Suite 1910, New York, New York 10007. We currently employ consultants or other professionals as necessary to implement our plan of operation. Our telephone number is (212) 608-6500.

Our History

On December 19, 1997, we were organized in the State of Delaware under the name of Stateside Fundings, Inc. We initially adopted a fiscal year ending November 30. On January 26, 2000, the stockholders of Relocate411.com, Inc, a New York corporation, completed a merger and stock exchange with us. At the same time as the merger, we issued 5,175,000 shares of our common stock pursuant to a private placement offering and received net proceeds of $1,354,250.

The net proceeds received were after a payment of $150,000 to redeem 4,100,000 shares of our common stock from our founder. As part of the merger and stock exchange, we issued 6,600,000 shares of our common stock to the shareholders of Relocate411.com, Inc, (New York corporation) in exchange for receiving all of the shares (66 shares) of Relocate411.com, Inc. Relocate411.com, Inc. became our wholly owned subsidiary. On January 27, 2000, we filed a certificate of amendment changing our name to Relocate411.com, Inc.

Relocate411.com, Inc., the New York corporation was a predecessor of our company as that term is defined by Item 405 of Regulation C. Relocate 411.com, Inc, the New York corporation, which was incorporated in August 1999, had the same business plan as us in that it was a are a development stage Internet based company whose goal is to develop a web site to be utilized in various real estate services such as relocation, listings of real estate sales or rentals, mortgage information and other real estate related information or content. The merger and stock exchange between us and Relocate411.com, Inc., a New York corporation, was completed on January 26, 2000. Prior to such time the business plan of Stateside Fundings, Inc. was to function as a “blank check company” as that term is defined in Rule 419 of Regulation C. None of the promoters of the blank check company, Stateside Fundings, Inc., were related in any way to the officers, directors, affiliates or associates of our present company.

On May 21, 2004, Jandah Management Limited (“Jandah”), Glory Way Holdings, Limited (“GWH”) and Good Business Technology Limited (“GBT”), each a corporation organized under the laws of the British Virgin Islands, enter into privately negotiated transactions with the stockholders of Relocate411.com, Inc. (the “Company”) to purchase an aggregate of 10,976,000 shares of common stock of the Company, representing 98% of the issued and outstanding shares, for an aggregate purchase price of $350,000.

Jandah acquired 9,276,000 shares of common stock from the three largest shareholders of the Company, Darrel Lerner, Byron Lerner and James Tubbs, for an aggregate purchase price of $307,500. Darrell Lerner retained 224,000 shares of common stock. As a condition to closing, the Company and Mr. Darrell Lerner entered into a six-month consulting agreement pursuant to which Mr. Darrell Lerner assisted the Company with various transition issues and provided other business consulting services. Under this consulting agreement, Mr. Darrell Lerner was paid an aggregate consulting fee of $150,000, payable in equal monthly installments.

GWH acquired 396,000 shares of common stock for an aggregate purchase price of $9,900 from each the following selling security holders in separate agreements listed in the amendment number 8 to the Company’s registration statement on Form SB-2/A (SEC File Number 333-100803) (the “SB-2”): Anslow & Jaclin, LLP, Frank Massaro, Michael and Thelma Hartman, Nicholas A. Waslyn, Eric Tjaden, Margaret Indelicato, Juan C. Morales, Sheldon Shalom, Patricia Faro and Philip Mazzella.

GWH also acquired an aggregate of 450,000 shares of common stock for an aggregate purchase price of $11,250 from each of Barry Manko (250,000 shares) and Grushko & Mittman (200,000 shares).

GBT acquired an aggregate of 854,000 shares of common stock for an aggregate purchase price of $21,350 from each the following selling security holders in separate agreements listed in the SB-2: Richard Zapolski, William Grimm, Richard Volpe, Mark J. Parendo, Mitch Hershkowitz, Kristine Gentile, Robert M. J.Hartman, Danielle L. Hartman, Martin Miller, Dolores E. Miller, Dolores E. Miller a/c/f Dillon Engel, Drew Goldberg, Carol Sitte, Karen Pasteressa a/c/f, Samantha Pasteressa, Desert Green, Inc., Robert Giambrone, Anthony Giambrone, Melvin D. Bernstein, Linda Bernstein, Beth Sussman, Jeffrey Wenzel, Tracey Wenzel, Harold Sussman, Amy Sussman and Meg L. Sussman. In connection with, and as a condition to the closing of these stock purchase transactions, Darrell Lerner resigned as the sole officer of the Company effective as of May 21, 2004. Pursuant to the Company’s Bylaws and applicable SEC regulations, Mr. Lerner appointed Li Kin Shing, the sole shareholder of Jandah, as the President of the Company and, effective as of June 4, 2004, as member of the board.

On July 21, 2004, our Board of Directors approved the change of the jurisdiction under which we are incorporated from the State of Delaware to the British Virgin Islands (“BVI”) and to reincorporate as a British Virgin Islands International Business Company, pursuant to Section 390 of the Delaware General Corporations Law and the applicable laws of the BVI. In connection with this reincorporation, we changed our name from “Relocate 411.com, Inc.” to “China Elite Information Co., Ltd.” As a result of the reincorporation, we adopted new corporate governance documents consisting of a Memorandum of Association, Articles of Incorporation and Articles of Continuation.

Our Business

During the past year, our management endeavored to identify and pursue profitable business opportunities through mergers and acquisitions, so as to diversify the business risks and maximize the returns to stockholders. Although we do not plan to limit its options to any particular industry, we will initially target the telecom industry in the PRC, including the Hong Kong market. Currently, we are exploring a possible transaction with various telecom operators in the PRC. These telecom providers are principally engaged in selling and distribution of telecom services and provision of value-added services, including (but not limited to) operating call centers, providing telemarketing services, customer relationship management services, mobile applications and calling cards.

Our management believes that, through the prospective mergers and acquisitions in the PRC, we could accelerate our developing pace and benefit from the vast opportunities brought by the continual growth in the PRC economy and the PRC’s accession to the World Trade Organization.

We have not been involved in any bankruptcy, receivership or similar proceeding. We have not been involved in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Our plan of operation for the next twelve months is to identify and acquire a favorable business opportunity. We do not plan to limit our options to any particular industry, but will evaluate each opportunity on its merits.

We have not yet entered into any agreement, nor do we have any commitment to enter into or become engaged in any transaction as of the date of this filing.

We have no current plans to (i) purchase or sell any plant or equipment, (ii) change the number of employees, or (iii) incur any significant research and development expenses. Our plans may change if it is able to identify and acquire a suitable business acquisiton.

We believe that we are not a blank check company as that term is defined in Rule 419 of Regulation C under the Rules of the Securities Act of 1933. Except as part of our strategy to expand and grow our business as described above, we do not have any intention of merging with another company or allowing ourselves to be acquired by another company, or to act as a blank check company as defined in Regulation C.

Employees

We currently employ consultants or other professionals as necessary to implement our plan of operation. We will employ additional people as we continue to implement our plan of operation. None of our consultants are covered by a collective bargaining agreement, and we believe that our relationship with our consultants is satisfactory.

Description of Property

We currently use office space in a building located at c/o DeHeng Chen Chan, LLC, 225 Broadway, Suite 1910, New York, New York 10007. We do not have a formal lease with DeHeng Chen Chan. We have no available cash to invest in real estate, real estate mortgages and/or securities or other interests in persons primarily engaged in real estate activities. If we identify and acquire a suitable business opportunity, we may change this investment policy without a vote of our shareholders. Any suitable business that we may acquire will primarily be for income, although we do reserve the right to acquire any such suitable business for possible capital gain.

LEGAL PROCEEDINGS

To the best of our knowledge, there are no known or pending litigation proceedings against us.

MANAGEMENT

Set forth below is information regarding directors (excluding those directors that have resigned as identified above), director appointments and the executive officers of the Company:

Name	Age	Position
Li Kin Shing	49	CEO; President; Director

Mr. Li is our CEO, President and a director. Mr. Li acts as the Chairman of Directel Limited, a mobile virtual network operator with operations primarily in the People’s Republic of China, including the Hong Kong market. Mr. Li is also a director of International Elite Limited, one of the largest centralized single-call location outsourcing customer service call centers in Guangzhou province of the PRC. Mr. Li is the Chairman of the Board, Chief Executive Officer and Secretary of Great Wall Acquisition Corp., a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with a company having its primary operations in the People’s Republic of China. Since March 2003, he has been a director and shareholder of PacificNet Communications Limited - Macao Commercial Offshore, a joint venture between International Elite and PacificNet Management Limited, a wholly-owned subsidiary of PacificNet Inc., a public Nasdaq listed provider of information technology consulting, system integration and information technology solutions in Asia. From October 1997 to September 1999,Mr. Li served as a member of the board of directors of UTStarcom, Inc., a publicly traded company listed on the Nasdaq National Market (Symbol: UTSI) which designs, manufactures and markets broadband, narrowband and wireless access technology. During the same period, Mr. Li also served as the chief executive officer of one of UTSI’s subsidiaries, UTStarcom Hong Kong Limited.

Corporate Governance

The Board

During our fiscal year ended November 30, 2006, our Board consisted of a sole director, Mr. Li. In accordance with British Virgin Islands corporate law and our Memorandum of Association and Articles of Association, our business and affairs are managed under the direction of the Board.

Meetings of the Board

The Company’s Board consisted of a sole director during the fiscal year ended November 30, 2006 and, therefore, no Board meetings were held and all resolutions were adopted by unanimous written consent.

Committees of the Board

Since the Company’s Board consists of a sole director, the board did not establish any committees, including, but not limited to a separately-designated standing audit committee. Currently, the Company’s Board of Directors acts as the audit committee.

Policy Regarding Director Attendance At Annual Meetings

The Company does not have a formal policy regarding the Board attendance at annual meetings but the sole director attended last year’s annual meeting in his capacity as shareholder and director.

Stockholder Communications With the Board

The Board currently does not have a formal process for stockholders to send communications to the Board. Nevertheless, the Board desires that the views of shareholders are heard by the Board and that appropriate responses are provided to shareholders on a timely basis. The Board does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, shareholders wishing to normally communicate with the Board may send communications directly to: c/o DeHeng Chen Chan, LLC 225 Broadway, New York, NY, 10007; Attention: Xiaomin Chen, Esq.

Compensation of Directors and Executive Officers

Darrell Lerner was our President, Chief Executive Officer and Treasurer since inception until his resignation, effective May 21, 2004. Upon Mr. Lerner’s resignation, Mr. Li Kin Shing was appointed as our President, CEO and CFO, and is currently our sole officer. No compensation was paid to any directors or officers in the fiscal years ended November 30, 2003, 2004 and 2005.

We entered into a Consulting Agreement with Darrell Lerner, our former director, officer and 10% holder, effective May 21, 2004. Under the terms of his agreement, Mr. Lerner provided us assistance with certain post-transaction and transaction activities and transition matters in connection with the consummation of transactions whereby Jandah, GWH and GBT purchased an aggregate of 98% of our issued and outstanding capital stock as well as other matters. The Consulting Agreement was a condition to closing of the acquisition by Jandah, GWH and GBT. Pursuant to the Consulting Agreement, Mr. Lerner’s services were retained for a period of six (6) months. Mr. Lerner was paid an aggregate of $150,000 for services rendered under the Consulting Agreement, payable in equal monthly installments. The Consulting Agreement expired on November 21, 2004 and, by its terms, was not renewed.

SUMMARY COMPENSATION TABLE
		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation ($)
Li Kin Shing President and Chief Executive Officer	2004 2005	0 0	0 0	0 0	0 0	0 0
Darrell Lerner President, Chief Executive Officer and Treasurer(2)	2003	0	0	0	0	0
_____________

(1) Our fiscal year ends November 30.

(2) Mr. Lerner is no longer our President, Chief Executive Officer and Treasurer, effective May 21, 2004. Upon his resignation, Mr. Li Kin Shing was appointed as our CEO and President and is currently our sole officer.

Compensation of Directors

Our stockholders may in the future determine to pay our directors’ fees and reimburse our directors for expenses related to their activities.

Stock Options

We did not grant stock options in the fiscal years ended November 30, 2003, 2004 or 2005 to any director or executive officer. No Executive Officer held options during the fiscal years ended November 30, 2004 and 2005.

Executive Employment Contracts

We do not currently have any employment agreements with any of our officers, nor are we planning to execute such agreements in the future.

Equity Compensation Plan Information

The Company has not adopted any equity compensation plans.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the Notice Date, with respect to persons known to the Company to be the beneficial owners, directly and indirectly, of more than five percent (5%) of the Company’s Common shares and beneficial ownership of such Common shares by directors and executive officers of the Company.

Name of Beneficial Owner	Number of Shares of Common shares Beneficially Owned	Percent of Common shares Beneficially Owned
Jandah Management Limited	9,276,000	82.8%
Glory Ways Holdings Limited	846,000	7.5%
Good Business Technology Limited	854,000	7.6%

Li Kin Shing (2)	9,276,000	82.8%
All directors and executive officers as a group (1 person)	9,276,000	82.8%

(1) As required by regulations of the SEC, the number of shares in the table includes shares which can be purchased within 60 days, or, shares with respect to which a person may obtain voting power or investment power within 60 days. Also required by such regulations, each percentage reported in the table for these individuals is calculated as though shares that can be purchased within 60 days have been purchased by the respective person or group and are outstanding.

(2) Under SEC rules, Mr. Li is considered to be the indirect beneficial owner of the shares held by Jandah Management Limited, since he is the sole shareholder of Jandah Management Limited and as such, possesses sole investment and voting power over the Company’s shares held by it.

SELLING SECURITY HOLDERS

The common shares being offered for resale by the selling security holders consist of the 1,000,000 common shares originally sold to investors in the Regulation D Rule 506 private placement of common stock undertaken by Relocate411 in July 2002 and the 250,000 common shares originally issued as common stock to Anslow & Jaclin, LLP in September 2002 for services rendered to us. All of the 1,250,000 common shares were then purchased by the selling security holders in privately negotiated transactions that closed on May 21, 2004. None of the selling security holders have had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates. One of the selling security holders, Jandah Management Limited, is controlled by Mr. Li Kin Shing, our CEO, President and sole director.

The following table sets forth the name of the selling security holders, the number of common shares beneficially owned by each of the selling security holders as of October 9, 2006 and the number of common shares being offered by the selling security holders. The common shares being offered hereby are being registered to permit public secondary trading, and the selling security holders may offer all or part of the common shares for resale from time to time. However, the selling security holders are under no obligation to sell all or any portion of such common shares nor are the selling security holders obligated to sell any shares immediately upon effectiveness of this prospectus.

Name of selling security holder	Common Shares owned prior to offering (1)	Percent of Common Shares Owned Prior to Offering	Common Shares to be Sold (2)	Common Shares Owned After Offering	Percent (1)
Glory Ways Holdings Limited (3)	846,000	7.5%	396,000	450,000	4.0%
Good Business Technology Limited (3)	854,000	7.6%	854,000	0	0%

(1) Assumes that all of the common shares offered in this prospectus are sold and no other common shares are sold or issued during the offering period.

(2) Represents shares of common stock purchased from the following selling security holders previously listed in this prospectus whose shares are covered hereby (collectively, the “Prior Selling security holders”) as common shares issued in our reincorporation as a BVI company: (i) Anslow & Jaclin, LLP, Frank Massaro, Michael and Thelma Hartman, Nicholas A. Waslyn, Eric Tjaden, Margaret Indelicato, Juan C. Morales, Sheldon Shalom, Patricia Faro and Philip Mazzella, whose shares were acquired in a private transaction by Glory Way Holdings Limited, and (ii) Richard Zapolski, William Grimm, Richard Volpe, Mark J. Parendo, Mitch Hershkowitz, Kristine Gentile, Robert M. J. Hartman, Danielle L. Hartman, Martin Miller, Dolores E. Miller, Dolores E. Miller a/c/f Dillon Engel, Drew Goldberg, Carol Sitte, Karen Pasteressa a/c/f Samantha Pasteressa, Desert Green, Inc., Robert Giambrone, Anthony Giambrone, Melvin D. Bernstein, Linda Bernstein, Beth Sussman, Jeffrey Wenzel, Tracey Wenzel, Harold Sussman, Amy Sussman, Meg L. Sussman, Barry Manko and Grushko & Mittman, P.C., whose shares were acquired in a private transaction by Good Business Technology Limited.

(3) Jennifer Chen is the sole shareholder and has voting and dispositve power over the common shares held by Glory Ways Holdings Limited and Good Business Technology Limited.

None of the selling security holders (and none of the Prior Selling security holders) are (were) broker-dealers or are (were) affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The common shares covered by this prospectus may be sold or distributed from time to time by the selling security holders directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. We will file a post-effective amendment if the selling shareholders enter into an agreement, after effectiveness, to sell their shares to a broker-dealer. In addition, if these shares being registered for resale are transferred from the named selling shareholders and the new shareholders wish to rely on the prospectus to resell these shares, then a post-effective amendment will be filed naming these individuals as selling shareholders in accordance with the information required by Item 507 of Regulation S-B. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,
•	transactions involving cross or block trades on any securities or
•	market where our common shares are trading,
•	purchases by brokers, dealers or underwriters as principal and resale
•	by such purchasers for their own accounts pursuant to this prospectus,
•	“at the market” to or through market makers or into an existing market
•	for the common shares,
•	in other ways not involving market makers or established trading
•	markets, including direct sales to purchasers or sales effected
•	through agents,
•	through transactions in options, swaps or other derivatives (whether
•	exchange listed or otherwise), or
•	any combination of the foregoing, or by any other legally available
•	means.

In addition, the selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling security holders. The selling security holders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Our common shares are not traded on any national stock exchange and in accordance with Rule 457, the offering price was determined by the price the selling shareholders paid for the purchase of the common shares from our then existing shareholders in privately negotiated transactions that closed on May 21, 2004.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling security holders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933.

Neither the selling security holders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling security holders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $15,100.

Scope of Regulation M Trading Restrictions

Rule 101 of Regulation M applies trading restrictions to distribution participants and their affiliated purchasers, while Rule 102 of Regulation M makes such trading restrictions applicable to issuers, selling security holders and their affiliated purchasers. Specifically, these rules make it unlawful for such persons, during the applicable restricted period, to bid for, purchase, or attempt to induce any person to bid for or purchase any “covered security.” Regulation M provides that an affiliated purchaser of an issuer or selling security holder that also is a distribution participant may comply with Rule 101, and not Rule 102, as long as the affiliated purchaser is not the issuer or selling security holder of the distributed securities.

Regulation M defines “covered securities” to include (i) the security that is the subject of a distribution and (ii) “reference securities.” The term “reference security” is defined as a security into which a subject security (i.e., the security that is the subject of the distribution) may be converted, exchanged or exercised, or which, under the terms of the subject security, may in whole or significant part determine the value of the subject security, including an equity-linked security.

The periods during which the restrictions of Rules 101 and 102 apply are triggered by the time of pricing of the subject security, rather than the commencement of offers and sales. Specifically, for a security covered by Rules 101 and 102, the trading restrictions apply only during a “restricted period” that commences on one business day (for a security with a value of average daily trading volume (“ADTV”) over a two calendar month period or 60-day rolling period of $100,000 or more, of an issuer whose outstanding common equity securities have a public float value of $25 million or more) or five business days (for all other securities) prior to the day of pricing of the offered security (or the date on which the person becomes a distribution participant, if later).

Excepted Activities. The following activities are excepted from the trading restrictions of Rule 101 and, therefore, may be conducted by a distribution participant and its affiliated purchasers during a distribution. The activities permitted by these exceptions, however, remain subject to the general antifraud and anti-manipulation provisions of the Securities Act and the Exchange Act.

1.              Research. Rule 101 provides an exception for research whereby written information, opinions and recommendations that satisfy Rules 138 or 139 under the Securities Act may be published or disseminated by a distribution participant during the restricted period. This exception codifies a current SEC staff interpretation regarding research under Rule 10b-6, although the current interpretation’s restriction on issuing a more favorable recommendation for research issued in reliance on paragraph (a) of Rule 139 has been rescinded. The SEC clarified that this exception is available whether or not the distributed securities are registered under the Securities Act.

2.              Passive Market Making/Stabilization Transactions. Also excepted from Rule 101 are transactions that comply with the terms and provisions of Rules 103 or 104 of Regulation M involving NASDAQ passive market making and stabilization, respectively. Rules 103 and 104 are discussed below.

3.              Odd-Lot Transactions. The exception for odd-lot transactions contained in Rule 10b-6(a)(4)(iv) has been expanded under Rule 101 to permit distribution participants to bid for and purchase odd-lots during the applicable restricted period, and to offset odd-lot transactions in connection with odd-lot tender offers made pursuant to Rule 13e-4(h)(5) under the Exchange Act.

4.              Exercises of Securities. The exercise of any option, warrant, right or conversion privilege set forth in the instrument governing a security also is excepted. Because bids for purchases of rights are excepted from Rule 101, and in light of the treatment of derivative securities under Regulation M, the SEC rescinded Rule 10b-8, which restricted purchases of rights and regulated sales of covered securities. Bids for and purchases of a security that is the subject of a rights distribution will continue to be restricted.

5.              Unsolicited Transactions. Brokerage transactions that do not involve the solicitation of customers’ orders, in addition to certain unsolicited principal purchases, are excepted from Rule 101. This exception differs from the analogous Rule 10b-6 exception in that the purchases may not be effected on a securities exchange, or effected through an inter-dealer quotation system or electronic communications network (“ECN”). To qualify for this exception, however, the purchases need not be of “block” size.

6.              Basket Transactions. Purchases of covered securities that are made in connection with a bona fide basket transaction are excepted from Rule 101, subject to certain conditions.

7.              De Minimis Transactions. Rule 101 excepts inadvertent violations of the rule that have no market impact. For purposes of this exception, a de minimis transaction is a bid that was not accepted, or one or more purchases, other than those of a passive market marker, that in the aggregate total less than 2% of the security’s ADTV. This exception is available only to firms with established and enforced written policies and procedures reasonably designed to achieve compliance with Rule 101.

8.              Transactions in Connection with the Distribution. Analogous to a Rule 10b-6 exception, Rule 101 provides an exception for transactions among distribution participants and for purchases from an issuer or selling security holder that are effected in connection with the distribution but are not effected on a securities exchange, or through an inter-dealer quotation system or ECN.

9.              Offers to Sell and Solicitation of Offers to Buy. Also excepted from Rule 101 are offers to sell and the solicitation of offers to buy the securities being distributed. This exception also applies to securities that are offered as principal by the person who makes the offer or solicitation.

10.            Transactions in Rule 144A Securities. Additionally, Rule 101 is inapplicable to transactions in Rule 144A-eligible securities offered or sold in the U.S. solely to qualified institutional buyers (“QIBs”) in transactions exempt from registration under Section 4(2) of the Securities Act, Regulation D, or Rule 144A under the Securities Act, or to QIBs and to certain non-U.S. persons under Regulation S during a Section 4(2), Regulation D, or Rule 144A transaction. The rule does not distinguish between Rule 144A-eligible securities of foreign or domestic issuers and, as such, represents an expansion of the exception to Rule 10b-6.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting Agreement with Darrell Lerner

As of November 30, 2005, the Company has received unsecured and non-interest bearing loans totaling $266,862 from Jandah Management Limited, which Mr. Li is the sole shareholder. The loans are due on demand. We entered into a Consulting Agreement with Darrell Lerner, our former director, officer and 10% holder, effective May 21, 2004. Under the terms of his agreement, Mr. Lerner provided us assistance with certain post-transaction and transaction activities and transition matters in connection with the consummation of transactions whereby certain third party purchasers contemplated the purchase of an aggregate of 98% of our issued and outstanding capital stock as well as other matters. Pursuant to the Consulting Agreement, Mr. Lerner’s services were retained for a period of six (6) months. Mr. Lerner was paid an aggregate of $150,000 for services rendered under the Consulting Agreement, in equal monthly installments. The Consulting Agreement expired on November 21, 2004 and, by its terms, was not renewed.

Although we have no present intention to do so, we may, in the future, enter into other transactions and agreements relating to our business with our directors, officers, principal stockholders and other affiliates. We intend for all such transactions and agreements to be on terms no less favorable to us than those obtainable from unaffiliated third parties on an arm’s-length basis. In addition, the approval of a majority of our disinterested directors will be required for any such transactions or agreements. As set forth above, we do not anticipate any related party transactions in the next 12 months. Nevertheless, should any related party transactions occur while there are no disinterested board members, Li Kin Shing, our sole director and officer, shall continue to have the sole vote and we shall rely on his integrity, good judgment, and fiduciary duties to make a fair and equitable decision on our behalf and one behalf of our shareholders.

Until May 21, 2004, we used office space in a building located at 142 Mineola Avenue, Roslyn, New York. The primary tenant was Darrell Lerner, our President at the time. The lease for such premises was in the name of International Global Communications, Inc., a company owned by Byron Lerner, one of our shareholders at the time and the father of Darrell Lerner, our sole officer and director at such time. The lease provided for monthly rental payments of $475 and expired February 28, 2003. There was an extension period that commenced March 1, 2003 until February 28, 2004 at the rate of $500 per month.

We have no plans to issue any additional securities to management, promoters, affiliates or associates at the present time. If our Board of Directors adopts an employee stock option or pension plan, we may issue additional shares according to the terms of such plan. Although we have a very large amount of authorized but un-issued common stock, we intend to reserve this stock to implement our plan of operations to pursue telecom opportunities in the PRC, including Hong Kong. We may attempt to use shares as consideration, instead of cash. We may issue shares if we engage in a merger or acquisition or we may issued shares as consideration for services rendered to us or in other transactions in the normal course of business. In such a case, an indeterminate amount of unissued stock may be issued by us. We currently have no plans to acquire or merge with another company.

We have no present intention of acquiring any assets by any promoter, management or their affiliates or associates.

There are no arrangements or agreements between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence our affairs. In the future, we will present all possible transactions between the Company and its officers, directors or 5% stockholders, and their affiliates to the Board of Directors for its consideration and approval. Any such transaction will require approval by a majority of the directors and such transactions will be on terms no less favorable than those available to disinterested third parties.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our memorandum of association and articles of association, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

General

Our Memorandum of Association authorize us to issue up to 50,000,000 common shares, $0.01 par value per share and 10,000,000 preferred shares, par value $0.01per share. As of September 30, 2006, there were 11,200,000 common shares outstanding and no preferred shares issued and outstanding.

Common Shares

Voting

The holders of the common shares are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Memorandum of Association and Articles of Association do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the common shares entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common shares are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common shares are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common shares have no preemptive, conversion or redemption rights.

Liquidation Rights

Upon our liquidation or dissolution, each outstanding common share will be entitled to share equally in our assets legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights

We do not have limitations or restrictions upon the rights of our Board of Directors to declare dividends, and we may pay dividends on our shares of stock in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the Delaware Statutes. We have not paid dividends to date, and we do not anticipate that we will pay any dividends in the foreseeable future. Voting Rights.

Holders of our Common Shares are entitled to cast one vote for each share held of record at all shareholders meetings for all purposes.

Other Rights

Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering.

Paragraph 9 of our Memorandum of Association provides that if at any time the authorized share capital is divided into different classes or series of shares, the rights attached to any class or series may be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or series and three-fourths of the issued shares of any other class or series of shares which may be affected by such variation.

There are no other material rights of the common shareholders not included herein. There is no provision in our Memorandum of Association or Articles of Association that would delay, defer or prevent a change in control of us. We have not issued debt securities. We do not have any outstanding options or warrants to purchase, or securities convertible into, our common shares. The prospectus registers 1,250,000 common shares for selling security holders and is not registering any additional common shares. Since each shareholder acquired the shares more than one year ago, they can each sell their shares pursuant to Rule 144 under the 1933 Securities Act.

We presently have 4 shareholders of record for our common shares.

Preferred Shares

We have no preferred shares issued and outstanding. The description of the preferred shares is identical to the description of the common shares.

Rule 144 Shares

As of November 30, 2006, we had a total of 11,200,000 common shares outstanding and as of November 30, 2006, only 1,250,000 common shares are available for resale to the public without compliance of Rule 144 (as explained below). Such shares are comprised of 396,000 shares of our common stock acquired by GWH from the Prior Selling security holders and 854,000 shares of our common stock acquired by GBT from the Prior Selling security holders. All such shares may be sold under this prospectus without complying with the volume and trading limitations of Rule 144 of the Act.

Jandah acquired 9,276,000 shares of common stock from the three largest shareholders of the Company, Darrel Lerner, Byron Lerner and James Tubbs. These shares were acquired by Jandah from affiliates of the Company in a private transaction and, therefore, will become eligible for resale under Rule 144 on May 21, 2005.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.              1% of the number of shares of the company’s common stock then outstanding which, in our case, would equal approximately 120,000 shares as of the date of this prospectus; or

2.              The average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Notwithstanding same, our affiliates are subject to the volume limitations and trading limitations of Rule 144 regardless of how long they have held such shares.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Memorandum of Association and Articles of Association provide that, to the fullest extent permitted by British Virgin Islands law or any other applicable laws, our directors and officers will not be personally liable to us or our shareholders for any acts or omissions in the performance of their duties. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

Our predecessor had agreed to indemnify each of its directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our predecessor’s directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form SB-2 with the Commission to register our common shares to be sold by the selling security holders. This prospectus is part of that registration statement and, as permitted by the Commission’s rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common shares, you may refer to the prospectus and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission’s web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

TRANSFER AGENT

We have appointed Corporate Stock Transfer as our transfer agent and registrar for our common shares. Corporate Stock Transfer is located at 3200 Cherry Creek Drive, Suite 430 Denver, Colorado 80209 and the phone number is (303) 282-4800.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by DeHeng Chen & Chan, LLC, 225 Broadway, Suite 1910, New York, NY 10007. Their telephone number is (212) 608-6500. DeHeng Chen & Chan, LLC does not own any of our common shares.

EXPERTS

The audited financial statements for the fiscal year ended November 30, 2005, included in this prospectus included elsewhere in the registration statement have been audited by Clancy and Co., P.L.L.C., as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to our recurring losses from operations which raise substantial doubt about our ability to continue as a going concern), and has been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective June 23, 2004, our Board of Directors dismissed Gately & Associates, LLC (“Gately”) as our independent accountant. The Board of Directors approved Clancy and Co., P.L.L.C. (“Clancy”) as our new independent accountants effective that same date. The change was recommended and approved by our Audit Committee on June 23, 2004 in response to our change in control.

The audit report of Gately on the Company’s financial statements for the fiscal year ending November 30, 2003, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except such reports were modified to include an explanatory paragraph for a going concern uncertainty. During the fiscal year ended November 30, 2003, and the subsequent interim period through June 21, 2004 (i) there were no disagreements with Gately on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Gately, would have caused such firm to make reference to the subject matter of the disagreements in connection with its report on our financial statements and (ii) there were no such events as described under Item 304(a)(1)(iv) of Regulation S-B.

On June 21, 2004, Clancy was elected to succeed Gately & Associates, LLC as our certifying accountant and retained to audit our financial statements for the year ending November 30, 2004. During the two most recent fiscal years prior to June 21, 2004, including the subsequent interim period through June 21, 2004, our company has not consulted Clancy with respect to any of the accounting or auditing concerns stated in Item 304 (a)(2) of Regulation S-B. Since there were no disagreements or reportable events (as defined in Item 304 (a)(2) of Regulation S-B), we did not consult Clancy in respect to these matters during the time period detailed herein.

CHINA ELITE INFORMATION CO., LTD.

INDEX TO FINANCIAL STATEMENTS

FORM SB-2/A

THE THREE AND NINE MONTH PERIODS ENDED AUGUST 31, 2006

AND THE YEARS ENDED NOVEMBER 30, 2005 AND NOVEMBER 30, 2004

Interim Balance Sheet As of August 31, 2006	F-1
Interim Statements of Operations for the three and nine months Ended August 31, 2006 and for the Period From Inception (December 19, 1997) to August 31, 2006	F-2
Interim Statements of Cash Flows for the nine months Ended August 31, 2006 and for the Period From Inception (December 19, 1997) to August 31, 2006	F-3
Notes to Interim Financial Statements	F-4 – F-5
Report of Independent Registered Public Accounting Firm – Clancy and Co., P.L.L.C.	F-6

Balance Sheets As of November 30, 2005 and November 30, 2004	F-7
Statements of Operations for the years ended November 30, 2005 and 2004 and for the Period From Inception (December 19, 1997) to November 30, 2005	F-8
Statement of Changes in Stockholders’ Deficiency for the Period from Inception (December 19, 1997) to November 30, 2005	F-9
Statements of Cash Flows for the years ended November 30, 2005 and 2004 and for the Period From Inception (December 19, 1997) to November 30, 2005	F-11
Notes to Financial Statements	F-12 – F-17

CHINA ELITE INFORMATION CO., LTD.

(A Development Stage Company)

INTERIM BALANCE SHEET

(Expressed in U.S. Dollars)	August 31, 2006 (Unaudited)	November 30, 2005 (Audited)

ASSETS
Current Assets
Prepayment	$88	$—

Total current assets	88	—

Total assets	$88	$—

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities
Accounts payable and accrued expenses	$4,907	$15,284
Loans from shareholder	305,959	266,862

Total current liabilities	310,866	282,146

Commitments and Contingencies

Stockholders’ Deficiency
Preferred stock: $0.01 par value; 10,000,000 shares authorized;
issued and outstanding: none	—	—
Common stock: $0.01 par value; 50,000,000 shares authorized;
issued and outstanding: 11,200,000	112,000	112,000
Additional paid in capital	154,465	154,465
Deficit accumulated during the development stage	(577,243)	(548,611)

Total stockholders’ deficiency	(310,778)	(282,146)

Total liabilities and stockholders’ deficiency	$88	$—

See condensed notes to financial statements.

CHINA ELITE INFORMATION CO., LTD.

(A Development Stage Company)

INTERIM STATEMENTS OF OPERATIONS

(Unaudited)

For the three and nine months ended August 31, 2006 and 2005, and for the period from inception (December 19, 1997) to August 31, 2006

	Cumulative from	Nine months ended August 31,		Three months ended August 31,
(Expressed in U.S. Dollars)	inception	2006	2005	2006	2005

Revenues	$—	$—	$—	$—	$—

General and administrative expenses
Salaries and benefits	181,888	—	—	—	—
General and administrative	474,487	28,632	41,713	6,942	7,980

Total general and administrative expenses	656,375	28,632	41,713	6,942	7,980

Operating loss	(656,375)	(28,632)	(41,713)	(6,942)	(7,980)

Other income (expense)
Loss on disposal of property and equipment	(1,473)	—	—	—	—
Interest expense	(53,956)	—	—	—	—
Interest income	134,561	—	—	—	—

Total other income (expense)	79,132	—	—	—	—

Net loss	$(577,243)	$(28,632)	$(41,713)	$(6,942)	$(7,980)

Basic and diluted net loss per share		$—	$—	$—	$—

Weighted average shares outstanding		11,200,000	11,200,000	11,200,000	11,200,000

See condensed notes to financial statements.

CHINA ELITE INFORMATION CO., LTD.

(A Development Stage Company)

INTERIM STATEMENTS OF CASH FLOWS

(Unaudited)

For the nine months ended August 31, 2006 and 2005, and

for the period from inception (December 19, 1997) to August 31, 2006

	Cumulative from	Nine months ended August 31,
(Expressed in U.S. Dollars)	inception	2006	2005

Cash flows from operating activities

Net loss	$(577,243)	$(28,632)	$(41,713)

Adjustments to reconcile net loss to net cash flows
used in operating activities
Depreciation and organization costs	11,492	—	—
Loss on disposal of property and equipment	1,473	—	—
Common stock issued for services	48,400	—	—
(Increase) decrease in interest receivable	(1,483)	—	—
(Increase) decrease in prepayment	(88)	(88)	—
Increase (decrease) in accounts payable and accrued expenses	4,907	(10,377)	(19,323)

Net cash flows used in operating activities	(512,542)	(39,097)	(61,036)

Cash flows from investing activities
Cash paid for note receivable	(1,117,602)	—	—
Cash received from note receivable	1,117,602	—	—
Cash paid for equipment	(11,465)	—	—

Net cash flows used in investing activities	(11,465)	—	—

Cash flows from financing activities
Loans from shareholder	320,356	39,097	61,036
Proceeds from issuance of stock	1,531,250	—	—
Cash paid for stock redemption	(150,000)	—	—
Deferred offering costs against capital	(25,927)	—	—
Acquisition of treasury stock	(1,151,672)	—	—

Net cash flows provided by financing activities	524,007	39,097	61,036

Increase (decrease) in cash and cash equivalents	—	—	—

Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—

Cash paid for interest and income taxes		$—	$—

Supplemental noncash investing and financing activities:
Common stock issued for services	$48,400	$—	$—

Loans payable converted to additional paid in capital	$14,397	$—	$—

See condensed note to financial statements.

CHINA ELITE INFORMATION CO., LTD.

(A Development Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS

====================================================================

NOTE 1 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America. However, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted or condensed pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments of a normal recurring nature necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results for the entire year. These condensed financial statements and accompanying notes should be read in conjunction with the Company’s annual financial statements and the notes thereto for the fiscal year ended November 30, 2005 included in its Annual Report on Form 10-KSB.

Loss Per Share

Basic earnings or (loss) per share (“EPS”) is computed as net loss divided by the weighted average number of shares outstanding during the period in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share”. Diluted EPS includes the effect from potential dilutive securities and is equal to basic loss per share for all periods presented because there are no potential dilutive securities. All per share and per share information is adjusted retroactively to reflect stock splits and changes in par value.

NOTE 2 – GOING CONCERN

The accompanying unaudited financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has limited operations and has sustained substantial operating losses in recent years resulting in a substantial accumulated deficit. The Company’s cash requirements for working capital have been satisfied through loans from its majority shareholder and the Company expects to obtain additional equity through shareholder loans and/or a debt or equity financing to continue its operations. There is no assurance the Company will be successful in raising the needed capital or that such additional funds will be available for the Company on acceptable terms, if at all. The Company’s President has orally agreed to fund its operations for the next twelve months, as necessary. However, the Company’s need for capital may change dramatically if it acquires a suitable business opportunity during that period. In view of these matters, the continued existence of the Company is dependent upon its ability to meet its financing requirements on a continuing basis and to succeed in its future operations.

Management’s plans are to identify and pursue profitable business opportunities through mergers and acquisitions, so as to diversify the business risks and maximize the returns to stockholders. Although the Company does not plan to limit its options to any particular industry, the Company will initially target the telecom industry in the People’s Republic of China (“PRC”), including the Hong Kong market. Currently, the Company is exploring a possible transaction with various telecom operators in the PRC. These telecom providers are principally engaged in selling and distribution of telecom services and provision of value-added services, including (but not limited to) operating call centers, providing telemarketing services, customer relationship management services, mobile applications and calling cards.

To meet these objectives, the Company plans to seek potential merger candidates and expects to raise additional capital, through private equity and/or debt investment in order to support existing operations and expand the range and scope of its business. There is no assurance that such additional funds will be available for the Company on acceptable terms, if at all. Management believes that actions presently taken to revise the Company’s operating and financial requirements provide the opportunity for the Company to continue as a going concern. The Company’s ability to achieve these objectives cannot be determined at this time. If the Company is unsuccessful in its endeavors, it may have to cease operations.

NOTE 3 – RELATED PARTY TRANSACTIONS

Amount due to a stockholder of $305,959 at August 31, 2006 represents a series of advances from the majority stockholder to fund working capital requirements. There is no note and the amounts are unsecured, interest-free, and repayable on demand. The Company’s President has orally agreed to fund the Company’s operations for at least the next twelve months.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

China Elite Information Co., Ltd.

We have audited the accompanying balance sheets of China Elite Information Co., Ltd., a development stage company, (the “Company”) as of November 30, 2005 and 2004, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the fiscal years then ended, and for the period from inception (December 19, 1997) to November 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the cumulative data from inception to November 30, 2003 in the statements of stockholders’ deficiency, operations and cash flows, which were audited by other auditors whose report, dated December 22, 2003, expressed an unqualified opinion, has been furnished to us. Our opinion, insofar as it relates to the amounts included for cumulative data from inception to November 30, 2005, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2005 and 2004, and the results of its operations and its cash flows for the periods indicated, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is a development stage company with no revenues to date and significant recurring net losses resulting in a substantial accumulated deficit, which raises substantial doubt about its ability to continue as a going concern. The Company is devoting substantially all of its present efforts in establishing its business. Management’s plans regarding these matters are also described in Note 1. The ability to meet its future financing requirements and the success of future operations cannot be determined at this time. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Clancy and Co., P.L.L.C. Phoenix, Arizona January 27, 2006

CHINA ELITE INFORMATION CO., LTD.

(a development stage company)

BALANCE SHEETS

AS OF NOVEMBER 30, 2005 AND 2004

(Expressed in U.S. Dollars)	2005	2004

ASSETS	$—	$—

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities
Accounts payable and accrued expenses	$15,284	$24,390
Loans from shareholder	266,862	204,668

Total current liabilities	282,146	229,058

Commitments and Contingencies	—	—

Stockholders’ Deficiency
Preferred stock: $0.01 par value; 10,000,000 shares authorized;	—	—
Common stock: $0.01 par value; 50,000,000 shares authorized;	112,000	112,000
Additional paid in capital	154,465	154,465
Deficit accumulated during the development stage	(548,611)	(495,523)

Total stockholders’ deficiency	(282,146)	(229,058)

Total liabilities and stockholders’ deficiency	$—	$—

The accompanying notes are an integral part of these financial statements.

CHINA ELITE INFORMATION CO., LTD.
(a development stage company)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED NOVEMBER 30, 2005 AND 2004, AND
FOR THE PERIOD FROM INCEPTION (DECEMBER 19, 1997) TO NOVEMBER 30, 2005

(Expressed in U.S. Dollars)	Cumulative from inception	2005	2004

Revenues	$—	$—	$—

General and administrative expenses
Salaries and benefits	181,888	—	—
General and administrative	445,855	53,088	234,650

Total general and administrative expenses	627,743	53,088	234,650

Operating loss	(627,743)	(53,088)	(234,650)

Other income (expense)
Loss on disposal of property and equipment	(1,473)	—	(1,473)
Write off liabilities	—	—	6,525
Interest expense	(53,956)	—	—
Interest income	134,561	—	—

Total other income (expense)	79,132	—	5,052

Net loss	$(548,611)	$(53,088)	$(229,598)

Basic and diluted net loss per share		$—	$(0.02)

Weighted average shares outstanding		11,200,000	11,200,000

The accompanying notes are an integral part of these financial statements.

CHINA ELITE INFORMATION CO., LTD.
(a development stage company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY
FOR THE PERIOD FROM INCEPTION (DECEMBER 19, 1997) TO NOVEMBER 30, 2005

(Expressed in U.S. Dollars)	Common Shares	Common Stock At Par Value	Additional Paid In Capital	Deficit Accumulated During the Development Stage	Total

Issuance of common shares on August 24, 1999	66	$—	$250	$—	$—

Balance – November 30, 1999	66	—	250	—	250

Issuance of shares in private placement and merger on January 26, 2000:
Private placement in cash ($0.29 per share)	5,175,000	51,750	1,452,500	—	1,504,250
Deferred offering costs	—	—	(25,927)	—	(25,927)
Conversion of shares in merger	11,599,934	116,000	(114,233)	—	1,767
Redemption of original shares	(4,100,000)	(41,000)	(109,000)	—	(150,000)

Net loss	—	—	—	(204,348)	(204,348)

Balance – November 30, 2000	12,675,000	126,750	1,203,590	(204,348)	1,125,992

Purchase of treasury stock, (7,065,000 shares) during January 2001, from initial investors with cash ($0.16 per share)	—	—	(1,151,672)	—	(1,151,672)

Issuance of shares as stock compensation for the shares of NCTN Preferred Stock and all common shares and warrants held in the Company by original investors and in consideration of accrued services fees, February 7, 2001 ($0.01 per share)	4,200,000	42,000	—	—	42,000

Issuance of shares as stock compensation for legal fees, February 7, 2001 ($0.01 per share)	140,000	1,400	—	—	1,400

Net loss	—	—	—	(27,370)	(27,370)

Balance – November 30, 2001	17,015,000	170,150	51,918	(231,718)	(9,650)

The accompanying notes are an integral part of these financial statements.

CHINA ELITE INFORMATION CO., LTD.
(a development stage company)
STATEMENT OF CHANGES IN STOCKHOLDERS’DEFICIENCY
FOR THE PERIOD FROM INCEPTION (DECEMBER 19, 1997) TO NOVEMBER 30, 2005

(Expressed in U.S. Dollars)	Common Shares	Common Stock At Par Value	Additional Paid In Capital	Deficit Accumulated During the Development Stage	Total

Issuance of shares in private placement for cash Reg D, Rule 506, September 7, 2002 ($0.025 per share)	1,000,000	10,000	15,000	—	25,000

Issuance of shares as stock compensation for legal fees, September 7, 2002 ($0.02 per share)	250,000	2,500	2,500	—	5,000

Net loss	—	—	—	(15,780)	(15,780)

Balance – November 30, 2002	18,265,000	182,650	69,418	(247,498)	4,570

Net loss	—	—	—	(18,427)	(18,427)

Balance – November 30, 2003	18,265,000	182,650	69,418	(265,925)	(13,857)

Cancellation of treasury shares in connection with May 21, 2004 Merger Agreement	(7,065,00)	(70,650)	70,650	—	—

Loans payable converted to additional paid in capital	—	—	14,397	—	14,397

Net loss	—	—	—	(229,598)	(229,598)

Balance – November 30, 2004	11,200,000	112,000	154,465	(495,523)	(229,058)

Net loss	—	—	—	(53,088)	(53,088)

Balance – November 30, 2005	11,200,000	$112,000	$154,465	$(548,611)	$(282,146)

The accompanying notes are an integral part of these financial statements.

CHINA ELITE INFORMATION CO., LTD.
(a development stage company)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED NOVEMBER 30, 2005 AND 2004, AND
FOR THE PERIOD FROM INCEPTION (DECEMBER 19, 1997) TO NOVEMBER 30, 2005

(Expressed in U.S. Dollars)	Cumulative from inception	2005	2004

Cash flows from operating activities
Net loss	$(548,611)	$(53,088)	$(229,598)

Adjustments to reconcile net loss to net cash flows used in operating activities
Depreciation and organization costs	11,492	—	1,500
Loss on disposal of property and equipment	1,473	—	1,473
Common stock issued for services	48,400	—	—
(Increase) decrease in interest receivable	(1,483)	—	—
Increase (decrease) in accounts payable and accrued expenses	15,284	(9,106)	12,865

Net cash flows used in operating activities	(473,445)	(62,194)	(213,760)

Cash flows from investing activities
Cash paid for note receivable	(1,117,602)	—	—
Cash received from note receivable	1,117,602	—	—
Cash paid for equipment	(11,465)	—	—

Net cash flows used in investing activities	(11,465)	—	—

Cash flows from financing activities
Loans from shareholder	281,259	62,194	204,668
Proceeds from issuance of stock	1,531,250	—	—
Cash paid for stock redemption	(150,000)	—	—
Deferred offering costs against capital	(25,927)	—	—
Acquisition of treasury stock	(1,151,672)	—	—

Net cash flows provided by financing activities	484,910	62,194	204,668

Increase (decrease) in cash and cash equivalents	—	—	(9,092)

Cash and cash equivalents, beginning of period	—	—	9,092

Cash and cash equivalents, end of period	$—	$—	$—

Cash paid for interest and income taxes		$—	$—

Supplemental noncash investing and financing activities:
Common stock issued for services	$48,400	$—	$—

Loans payable converted to additional paid in capital	$14,397	$—	$14,397

The accompanying notes are an integral part of these financial statements.

CHINA ELITE INFORMATION CO., LTD.

(A development stage company)

Notes to Financial Statements

November 30, 2005

(Expressed in U.S. Dollars)

1. Business Formation and Continuance of Operations

Business Formation

China Elite Information Co., Ltd. (formerly known as “Relocate411.com, Inc.” and “Stateside Fundings, Inc.”) was originally organized under the laws of the State of Delaware on December 19, 1997.

On January 26, 2000, the stockholders of Relocate411.com, Inc., a New York corporation incorporated on August 24, 1999 (“Relocate”), completed a merger and stock exchange with Stateside Fundings, Inc., a Delaware Corporation (“Stateside”), resulting in a recapitalization of Stateside, the acquirer. Relocate merged into Stateside and Stateside acquired all of the assets and liabilities of Relocate. Under the terms of the Merger Agreement, each share of Relocate common stock converted into one hundred thousand shares of Stateside common stock. Contemporaneously with the merger, Stateside issued 5,175,000 shares of its common stock pursuant to a private placement offering and received net proceeds of $1,354,250. The net proceeds received were after a payment of $150,000 to redeem 4,100,000 shares of common stock from the founder of Stateside. As part of the merger and stock exchange, Stateside issued 6,600,000 shares of common stock to the shareholders of Relocate in exchange for receiving all of the shares (66 shares) held by the shareholders of Relocate and Relocate became the Company’s wholly-owned subsidiary. For accounting purposes, the financial statements became that of Stateside, the entity that survived the merger. On January 27, 2000, Stateside filed a certificate of amendment changing the Company’s name to “Relocate411.com, Inc.”

On May 21, 2004, Jandah Management Limited (“Jandah”), Glory Way Holdings, Limited (“GWH”) and Good Business Technology Limited (“GBT”), each a corporation organized under the laws of the British Virgin Islands, entered into privately negotiated transactions with the stockholders of Relocate to purchase an aggregate of 10,976,000 shares of common stock of the Company, representing 98% of the issued and outstanding shares, for an aggregate purchase price of $350,000. In connection with, and as a condition to the closing of these stock purchase transactions, Darrell Lerner, the Company’s former Director and President, resigned as the sole officer of the Company effective as of May 21, 2004, and pursuant to the Company’s Bylaws and applicable SEC regulations, Mr. Lerner appointed Li Kin Shing (“Mr. Li”), the sole shareholder of Jandah, as the President of the Company and, effective as of June 4, 2004, as sole director of the board.

Jandah acquired 9,276,000 shares of common stock from the three largest shareholders of the Company, Darrell Lerner, Byron Lerner and James Tubbs, for an aggregate purchase price of $307,500. Darrell Lerner retained 224,000 shares of common stock. As a condition to closing, the Company and Mr. Darrell Lerner entered into a six-month consulting agreement pursuant to which Mr. Darrell Lerner assisted the Company with various transition issues and provided other business consulting services. Under the consulting agreement, Mr. Darrell Lerner was paid an aggregate consulting fee of $150,000, payable in equal monthly installments. Mr. Li is considered to be the indirect beneficial owner of the shares held by Jandah Management Limited, since he is the sole shareholder of Jandah Management Limited and as such, possesses sole investment and voting power over the Company’s shares held by it. GWH acquired 846,000 shares of common stock for an aggregate purchase price of $21,150, and GBT acquired an aggregate of 854,000 shares of common stock for an aggregate purchase price of $21,350 from certain shareholders pursuant to various selling shareholder agreements.

On July 21, 2004, the Company’s Board of Directors approved the change of the jurisdiction under which the Company is incorporated from the State of Delaware to the British Virgin Islands (“BVI”) and to reincorporate as a British Virgin Islands International Business Company, pursuant to Section 390 of the Delaware General Corporations Law and the applicable laws of the BVI. In connection with this reincorporation, the Company changed its name from “Relocate 411.com, Inc.” to “China Elite Information Co., Ltd.” As a result of the reincorporation, the Company adopted new corporate governance documents consisting of a Memorandum of Association, Articles of Incorporation and Articles of Continuation. Accordingly, the par value of the Company’s preferred stock and common stock increased from $0.0001 to $0.01. All shares and per share information have been adjusted retroactively to reflect the change in par value. All shares (i) have one vote each, (ii) are subject to redemption, purchase or acquisition by the Company for fair value, and (iii) carry the right to participate equally in the assets of the Company, including any dividends, and distributions of the Company on a winding up. The rights attached to any class or series of shares may not be varied without the consent in writing of the holders of not less than three-fourths of the issued shares of that class or series and of the holders of not less than three-fourths of the issued shares of any other class or series of shares which may be affected by such variation.

Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has not generated any revenue and requires additional funds to maintain its operations. The Company’s cash requirements for working capital have been satisfied through loans from its majority shareholder and the Company expects to obtain additional equity through shareholder loans and / or a debt or equity financing to continue its operations. There is no assurance the Company will be successful in raising the needed capital or that such additional funds will be available for the Company on acceptable terms, if at all. The continued existence of the Company is dependent upon its ability to meet its financing requirements on a continuing basis and to succeed in its future operations. The Company’s President has verbally agreed to fund its operations for the next twelve months, as necessary. However, the Company’s need for capital may change dramatically if it acquires a suitable business opportunity during that period.

Management plans to identify and pursue profitable business opportunities through mergers and acquisitions, so as to diversify the business risks and maximize the returns to stockholders. Although it does not plan to limit its options to any particular industry, management will initially target the telecom industry in the People’s Republic of China (“PRC”), including the Hong Kong market, about which Mr. Li possesses extensive experience. Currently, management is exploring a possible transaction with various telecom operators in the PRC. These telecom providers are principally engaged in selling and distribution of telecom services and provision of value-added services, including operating call centers, providing telemarketing services, customer relationship management services, mobile applications, calling cards, etc. The Company has not yet entered into any agreement, nor does it have any commitment to enter into or become engaged in any transaction as of the date of issuance of these financial statements. Management believes that actions presently taken to revise the Company’s operating and financial requirements provide the opportunity for the Company to continue as a going concern. The Company’s ability to achieve these objectives cannot be determined at this time. If the Company is unsuccessful in its endeavors, it may be forced to cease operations. These financial statements do not include any adjustments that might result from this uncertainty.

2. Significant Accounting Policies

Development Stage Company

The Company is considered a development stage company which is defined as such if it is devoting substantially all of its efforts to establishing a new business and its planned principal operations either (i) have not commenced or (ii) have commenced, but have not produced any significant revenues.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment is recorded at cost and is depreciated by the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense as incurred. When property and equipment is sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations. Depreciation charged to operations for the years ended November 30, 2005 and 2004, and the period from inception to November 30, 2005, was $0, $1,500 and $11,492, respectively.

Long-lived Assets Impairment

Long-lived assets, such as property and equipment, are reviewed at each balance sheet date for impairment based upon the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. When events or circumstances indicate that the carrying amount of an asset may not be recoverable, the asset is written down to its net realizable value, which is included in operations.

Income Taxes

The Company accounts for income taxes under the liability method which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company’s management determines if a valuation allowance is necessary to reduce any tax benefits when the available benefits are more likely than not to expire before they can be used.

Loss Per Share

Basic loss per share is computed as net loss divided by the weighted average number of shares outstanding during the period in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share”. Diluted EPS includes the effect from potential dilutive securities and is equal to basic loss per share for all periods presented because there are no potential dilutive securities. All per share and per share information is adjusted retroactively to reflect stock splits and changes in par value.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, amounts due to shareholders, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. Fair value of financial instruments is made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

Stock-based Compensation

The Company adopted the fair value method of accounting for stock-based compensation recommended by SFAS No. 123, “Accounting for Stock-based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure (an amendment of FASB Statement No. 123).” SFAS No. 123 requires that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value or provide pro forma disclosure of the effect on net income and earnings per share in the Notes to the Financial Statements.

Accounting for Derivative Instruments and Hedging Activities

The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, which requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

The Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes.

Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

New Accounting Pronouncements

In December 2004, the FASB issued SFAS 123R, Share-Based Payment (“SFAS 123R”), which is a revision of SFAS 123 and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. The effective date of SFAS 123R is the first reporting period beginning after June 15, 2005. SFAS 123R permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123. We do not believe the adoption of SFAS 123R will have a material impact on our financial statements.

In December 2004, the FASB issued Statement 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (“SFAS 153”). SFAS 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. We expect to adopt this new standard during fiscal 2006. We do not believe adoption of SFAS 153 will have a material effect on our financial position, results of operations or cash flows.

In June 2005, the FASB issued Statement 154, Accounting Changes and Error Corrections (“SFAS 154”), a replacement of APB Opinion 20, Accounting Changes, and Statement 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles were required recognition via a cumulative effect adjustment within net income of the period of the change. SFAS 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. We do not believe adoption of SFAS 154 will have a material effect on our financial position, results of operations or cash flows.

3. Note receivable

On May 25, 2000, the Company loaned $1,117,602 to Teltran International Group, Ltd. (“Teltran”), a publicly held company presently trading on the NASD OTC Pink Sheets. At that time, Some of Teltran’s stockholders and officers owned approximately 42% of the Company. The loan bore interest at 9.5% annually and was secured by a promissory note. Teltran pledged its one share of Teltran Web Factory, Ltd. a wholly-owned foreign subsidiary of Teltran as well as issuing 250,000 warrants exercisable from May 25, 2000 to May 24, 2005 to purchase Teltran common stock at a price of $1.10 per share.

On March 2, 2001, the Company received preferred shares in NCTN Networks, Inc. in full settlement of the note receivable and the outstanding interest. The Company retained the warrants it received and returned all Teltran share certificates, which were held as security for the note receivable. Simultaneously, these preferred shares were exchanged as consideration for all outstanding shares and warrants in the Company held by the Company’s investors.

4. Related Party Transactions

Consulting agreement  – The Company and Mr. Darrell Lerner, former director and President, entered into a six-month consulting agreement pursuant to which Mr. Darrell Lerner assisted the Company with various transition issues and provided other business consulting services. Under the consulting agreement, Mr. Darrell Lerner was paid an aggregate consulting fee of $150,000, payable in equal monthly installments. The Consulting Agreement expired on November 21, 2004, and, by its terms, is not renewable.

Loans form shareholders  – Loans from shareholders are unsecured, non-interest bearing and due on demand.

Control of Company  – The Company’s President, Chief Executive Officer and majority shareholder owns approximately 83% of the Company’s shares of common stock outstanding as of November 30, 2005, and as of the date of issuance of these financial statements.

5. Conflicts of Interest, Litigation and Contingencies

Certain conflicts of interest have existed and will continue to exist between management, their affiliates and the Company. Management has other interests including business interests to which he devotes his primary attention. Management may continue to do so notwithstanding the fact that management time should be devoted to the business of the Company and in addition, management may negotiate an acquisition resulting in a conflict of interest.

From time to time, in the normal course of business the Company may be involved in litigation. The Company’s management is not aware of any asserted or unasserted claims and therefore, feels any such proceedings to have an immaterial effect on the financial statements.

The Company’s management has not bound the Company with any contingencies other than those through the normal course of business.

During the fiscal years ended November 30, 2005 and 2004, and to date, the Company uses office space in a building located at 225 Broadway, Suite 1910, New York, New York 10007. The Company does not have a formal lease and does not pay any rent. The fair market value of the rent has not been included in the financial statements because the amount is immaterial.

6. Income Taxes

The Company is not obligated for U.S. federal income taxes because it is a British Virgin Islands company, which is not subject to any tax.

CHINA ELITE INFORMATION CO., LTD.

1,250,000 Common Shares

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

January 16, 2007